Exhibit 10.1

RESIGNATION AGREEMENT AND RELEASE
THIS RESIGNATION AGREEMENT AND RELEASE, dated as of April 11, 2013 (this “Agreement”), is entered into by and between Ira L. Glazer (“Executive”) and WireCo WorldGroup Inc. (the “Company”) (collectively, the “Parties”).
WHEREAS, the Company and Executive executed an Employment Term Sheet dated September 2012 (the “Employment Agreement”); and
WHEREAS, Executive’s employment with the Company terminated effective as of April 11, 2013 (the “Termination Date”); and
WHEREAS, the Employment Agreement provides for certain separation payments conditioned upon Executive’s execution and delivery of a release.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Employment Agreement and other good and valuable consideration, the Executive agrees as follows:

1.
Executive’s employment with the Company is terminated as of the Termination Date and he resigns from the Board of the Company and all board and officership positions he holds with the “Company Group.” For purposes of this Agreement, “Company Group” shall mean the Company and its direct and indirect parent, subsidiaries, joint ventures and affiliated entities. Executive shall execute and deliver the resignation letter attached hereto.

2.
Conditioned upon the Effective Date (as defined below), commencing on the first payroll date occurring after the 30th day following your execution and non-revocation of this Release Agreement, Executive (or his estate or designated beneficiaries in the event of his death) shall receive monthly payments of $83,333, payable over the eighteen (18) month period following the Effective Date (as defined below) in accordance with the Company’s normal payroll procedures as in effect as of the Termination Date, and subject to applicable taxes and withholdings, provided that all such payments shall be conditioned upon the Executive’s compliance with his post-termination obligations titled “Non-Competition”, “Non-Solicitation” and “Confidentiality; Work Product” as set forth in the Employment Agreement (collectively, the “Post-Termination Obligations”); provided further that in the event that the Company becomes aware of any actual or incipient breach by the Executive of the Post-Termination Obligations the Company shall provide the Executive with reasonable notice and an opportunity to cure any such breach (not to exceed ten (10) business days), to the extent that such breach is in the good faith judgment of the Company curable, and such notice and cure right shall be available only on one occasion following the Termination Date. Except as provided for in Sections (2) and (3) of this Release Agreement, Executive acknowledges that the Company has paid or provided all salary, wages, bonuses, accrued vacation, allowances, stock, vesting, and any other benefits and compensation due to the Executive, and the Executive shall not be entitled to any further payments, compensation, bonuses, or benefits in connection with his termination of employment with the Company.

3.
Executive shall be paid any accrued and unpaid base salary and vacation pay (three weeks) through the Termination Date, subject to applicable taxes and withholding, and a matching contribution to his 401(K) plan, pro rated through the Termination Date. Executive shall also be reimbursed for business expenses properly incurred by Executive in accordance with Company policy on or prior to the Termination Date; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ten (10) business days following the Termination Date.

4.
Executive may exercise any COBRA or comparable continuation or conversion rights available under applicable law with respect to any group medical or other insurance plans maintained by the Company (including, if applicable, any of the Company’s group medical, dental, prescription and vision benefits plans) and the Executive’s participation in such plans as an active employee shall cease on the Termination Date. The Company shall reimburse the Executive for premium costs associated with continued coverage under COBRA for himself and his family for group medical coverage for up to six (6) months following the Termination Date, subject to earlier termination if the Executive and his family become eligible for coverage under another group health insurance plan maintained by a subsequent employer.

5.
Executive acknowledges that as of the Termination Date, he is fully vested in 98,355 options to acquire shares of WireCo WorldGroup (Cayman) Inc. (the “Vested Options”), and that all of his remaining unvested time-based options and his remaining performance options have been cancelled as of the Termination Date in accordance with their terms as a result of his termination of employment. Executive acknowledges that although pursuant to the terms of the applicable WireCo WorldGroup (Cayman) Inc. Long-Term Incentive Plan (the “LTIP”) he must exercise his Vested Options on or before the ninetieth (90th) day following the Termination Date, the Company will take the necessary corporate action to extend the exercise period for the Vested Options until the tenth (10th) anniversary of the applicable grant date (or the original date of expiration, if sooner), and shall remain exercisable during such period by the Executive’s designated beneficiary in the event of his death, but shall be subject to the Executive’s continued compliance with his Post-Termination Obligations. Executive has been advised that the form of payment for the exercise of the Vested Options shall be by delivery of cash or a personal or certified check payable to the Company, provided that the Company may at the time of exercise consider providing the Executive with a cashless exercise or other payment opportunity as provided for under the LTIP. Shares acquired upon exercise of the Vested Options shall be subject to the provisions of the Stockholders’ Agreements (as defined below) and as modified hereunder, including any applicable tag along or drag along provisions.

6.
Executive shall be solely responsible for paying, and shall pay, any local, state or federal income taxes, penalties, interest, fines or assessments incurred by the Executive as the result of any payment of monies or provision of benefits under this Agreement. The Company shall reimburse the Executive for his reasonable and documented attorney’s fees incurred in the negotiation and review of this Agreement up to a maximum reimbursement of $7,500.

7.
Executive, in exchange for the consideration in this Agreement in settlement in full of all outstanding obligations owed to Executive, on behalf of himself and Executive’s spouse, heirs, successors, agents, representatives, executors and assigns (the “Releasors”), does hereby waive, release and forever discharge any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) of any nature whatsoever, both known and unknown, in law or in equity, which the Releasors may now have, ever had, or may in the future have against any entity within the Company Group or Paine & Partners, LLC, or any of their current and former direct and indirect affiliates, subsidiaries, parents, joint ventures, officers, directors, employees, members, agents, investors, direct or indirect shareholders (including, with respect to the Company Group, without limitation, Paine & Partners Capital Fund III and any of its affiliated co-investment funds), administrators, benefit plans, plan administrators, insurers, representatives, trustees, attorneys, insurers, or fiduciary, employees, including their successors and assigns (collectively, the “Company Releasees”) arising out of or in any way related to events, acts, omissions or conduct occurring at any time prior to and including the date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company Group and the termination of that relationship;

b.    any and all claims relating to, or arising from, any interests in any of the Company Releasees, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; other civil rights statutes including, without limitation, 42 U.S.C. Section 1981 et seq.; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the Missouri Workers' Compensation Retaliation Act; the Missouri Employment Security Act; the Missouri Human Rights Act; the Missouri Service Letter Act; the National Labor Relations Act, the Equal Pay Act, the Securities Act of 1933, and the Securities Exchange Act of 1934;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.any and all claims for attorneys’ fees and costs.

By signing this Agreement, Executive acknowledges that Executive hereby waives and releases any rights known or unknown Executive may have against the Company Releasees under these and any other laws and that the release set forth above shall remain in effect in all respects as a complete general release as to the matters released; provided that, Executive does not waive or release Claims for indemnification under the Company’s Certificate of Incorporation or By-laws or coverage under any D&O insurance policy applicable to Executive, in each case with respect to his service with the Company prior to the Termination Date, or claims arising under this Agreement. Nothing in this Agreement shall prevent the Executive from filing any charge or claim with any administrative agency regarding any of the foregoing laws, provided that even if Executive files such a charge or participates in any related investigation or proceeding, Executive shall not be able to recover damages of any kind. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released hereunder.

8.
Conditioned upon the Effective Date, the Company on its own behalf and to the extent it has the authority to do so, on behalf of the other Company Releasees, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action of any nature whatsoever (“Company Claims”), both known and unknown, in law or equity, which the Company may now have, ever had, or may in the future have against the Releasors arising out of or in any way related to events, acts, omissions or conduct occurring at any time prior to and including the date of this Agreement, except that the Company does not waive or release any Company Claims (i) with respect to the right to enforce this Agreement or (ii) premised on any claims of fraud, criminal activity, material breach of fiduciary duty or embezzlement.

9.
Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement (and that he has been provided with an opportunity to consult with his attorney); (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

EXECUTIVE FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

10.
Executive represents and agrees that he has, as of the date of the execution of this Agreement, returned to the Company all “Company Documents” and property belonging to the Company, including, but not limited to, any Company-issued laptop, blackberry, keys, card access to the building and office floors, internal policies, work files (both electronic and hard copy) and other confidential business financial information and documents; provided that the Executive shall be permitted to retain his lap top computer and cell phone (and the Company will cooperate in his request to retain the phone number associated with such cell phone). Furthermore, consistent with the Company’s policies and procedures, Executive represents that he has preserved all information and material in any and all forms on his laptop and Company equipment without any deletions or modifications.

11.
Executive shall have seven (7) calendar days from the date of Executive’s execution of this Agreement to revoke the release in writing, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive chooses to revoke the Agreement he must communicate such revocation in writing no later than the close of business on the seventh (7th) calendar day to the attention of Andrew M. Freeman, and upon such revocation, Executive will be deemed not to have accepted the terms of this Agreement. If Executive does not revoke the Agreement, the Agreement will be deemed to be effective eight (8) calendar days from the date of Executive’s execution of the Agreement and tender of same to the Company (the “Effective Date”).

12.
Executive agrees to provide the Company with reasonable cooperation relating to events occurring during his employment or to matters with respect to which he had knowledge or responsibility through to and including June 30, 2013, and the Company agrees to reimburse him for his reasonable out-of-pocket expenses incurred in providing such cooperation. Such cooperation may include but shall not be limited to execution of any and all documents requested by the Company with regard to authorizations, filings and records, applicable board resolutions and documentation concerning board memberships and other similar corporate roles that may require amendment as a result of his transition. The parties do not intend this Section to interfere with or burden Executive’s search for or performance of full time employment elsewhere.

13.
Except as specifically authorized in writing by the Company or as required by law or legal process, Executive agrees not to engage in any communication in any form whatsoever that disparages, denigrates, maligns or impugns the Company Releasees, including but not limited to communications with Company employees, accountants, investment bankers, commercial bankers, insurance brokers or carriers, media, journalists, reporters, equity analysts, investors, potential investors, sponsors, portfolio companies, prospective portfolio companies, customers, suppliers, competitors, joint venture partners and regulators (including, in each case, their officers, directors, and employees). The Company agrees to instruct its senior executive team to refrain from engaging in any communication in any form whatsoever that disparages, denigrates, maligns or impugns Executive. The Company (as defined in the next sentence for purposes of this sentence) agrees to refrain from engaging in any communication in any form whatsoever that disparages, denigrates, maligns or impugns Executive. For purposes of the foregoing sentence, the "Company" shall be defined only as its current or acting Chief Executive Officer and its Paine & Partners LLC Board members.

14.
The Company and Executive agree that any public statements made by Executive or the senior executive team of the Company regarding Executive’s separation from the Company shall be consistent with the statement guidelines set forth on Annex A hereto or as otherwise agreed to by the parties. The Company further agrees that any internal announcement regarding Executive’s separation from the Company shall be consistent with such guidelines.

15.
Reference is made to (i) the Stockholders’ Agreement dated as of February 8, 2007 by and among WRCA (Cyprus) Holdings, Ltd (“WireCo Cyprus”), Closer US Holdings Inc (“US Holdings”) and various investors (including the Executive) (the “Cyprus Stockholders” Agreement”), (ii) the Stockholders’ Agreement dated December 22, 2008 by and among Wireco Worldgroup Ltd. (f/k/a WireCo Cyprus), Wireco Worldgroup (Cayman) Inc. (“WireCo”) and various investors (including the Executive), and (iii) Shareholders’ Agreement dated December 29, 2008 by and among Wireco Worldgroup (Cayman) Inc. and various investors (including the Executive)(the agreements referenced in sub-clauses (i)-(iii) hereinafter referred to as the “Stockholders’ Agreements”). The Company represents and warrants that (i) (w) in December 2008, the shareholders of WireCo Cyprus contributed all previously issued and outstanding shares in WireCo Cyprus in exchange for shares of common stock of WireCo, (x) in 2011, WireCo Cyprus, through a series of steps, was ultimately merged into WireCo, and the stock options the management members (including the Executive) held in WireCo Cyprus were exchanged for options to purchase common stock of WireCo, (y) in 2012, certain management members (including the Executive) exchanged non-voting shares in US Holdings for shares in WireCo at an exchange ratio of 1 to 1 pursuant to the Cyprus Stockholders Agreement, and (z) the Executive continues to own non-voting shares in US Holdings that may be exchanged for shares of WireCo, and (ii) (x) WireCo is the top tier entity (in which investment vehicles affiliated with Paine & Partners, LLC hold their investment), with control and ownership of the Company, and (y) the Vested Options are exercisable for the common shares of WireCo, and (iii) the Stockholders’ Agreements remain in effect according to their terms, which include various rights and obligations on the parties thereto, including limitations on transfer of shares, tag-along rights, drag-along rights, registration rights, call rights and exchange rights. Following the execution and non-revocation of this Agreement by the Executive, the Company agrees to cause WireCo to waive its rights to call the Executive’s shares (as currently owned by the Executive and as acquired upon exercise of the Vested Options) for so long as the Executive complies with his Post-Termination Obligations (subject to the notice and cure rights set forth above).

16.
This Agreement constitutes the entire agreement between Executive and the Company regarding the subject matter hereof and is the final, complete and exclusive expression of the terms and conditions of the Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes. Any and all prior agreements, representations, negotiations and understandings made by the parties, oral and written, express or implied, with respect to the subject matter hereof are hereby superseded. For the avoidance of doubt, following the Termination Date, the provisions of the Employment Agreement will terminate and be without any further force or effect, except with respect to the Confidentiality; Work Product, Non-Competition, Non-Solicitation and Governing Law/Forum of Dispute Resolution provisions of the Employment Agreement, which shall survive the termination of the Executive’s employment, and any controversy or claim arising out of or relating to this Agreement shall be settled by final, binding and nonappealable arbitration as provided for under the terms of the Employment Agreement. Nothing in this Release shall affect the rights and obligations of the parties under the Stockholders’ Agreements. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
WIRECO WORLDGROUP INC.
/s/ Brian G. Block
By: Brian G. Block

EXECUTIVE
/s/ Ira L. Glazer
By: Ira L. Glazer